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			    Independent Auditors' Report


The Board of Directors
GE Capital Mortgage Services, Inc.


We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of GE Capital Mortgage Services, Inc. and subsidiaries (a wholly-owned subsidiary of GE Capital Mortgage Corporation)(the Company) as of December 31, 1994 and the related consolidated statements of earnings, stockholder's equity, and cash flows for the year then ended, and have issued our report thereon dated January 20, 1995.

Our audit referred to above included tests relating to mortgage loans master serviced for others in accordance with the requirements of the UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE BANKERS. Our audit disclosed no exceptions or errors in records relating to mortgage loans serviced for others that, in our opinion, paragraph 4 of UNIFORM SINGLE AUDIT PROGRAM FOR MORTGAGE BANKERS requires us to report.

The Company is covered under Fidelity Bond and Errors and Omissions insurance policies. The amounts of such coverage are $100,000,000 and $20,000,000, respectively.

We are independent Certified Public Accountants with respect to the Company within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

This report is intended for the information and use of the Board of Directors and management of the Company and the investors in mortgage loans master serviced for others by the Company and should not be used for any other purpose.

/s/ KPMG Peat Marwick LLP

March 17, 1995


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